Exhibit 10.2

Summary of Compensation for Non-Employee Directors of the Company

The following summary describes compensation for non-employee directors.

Annual Cash Retainer for Board Service. Effective November 2017, each non-employee director receives an annual cash retainer of $100,000, payable quarterly in advance, which may be deferred, as explained below.

Annual Cash Retainer for Presiding Director. Effective November 2017, the Presiding Director will receive an additional annual cash retainer of $30,000, payable annually in advance, which may be deferred, as explained below.

Annual Cash Retainer for Committee Service.  Each non-employee director who serves on a committee receives an additional annual cash retainer, payable quarterly, in the following amounts: $12,000 per year for service on the Audit Committee, $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee), and $8,000 per year for service on the Nominating and Board Affairs Committee. The Chair of the Audit Committee receives a further annual cash retainer of $25,000. The Chairs of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each. These cash retainers for committee service may be deferred, as explained below.

Deferral of Annual Cash Retainers. Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. Specifically, pursuant to Deferred Compensation Agreements, they may defer any or all of the above-referenced annual cash retainers into either (i) stock units (accompanied by dividend equivalent rights) or (ii) an interest-bearing cash account, in each case to be paid out in a lump sum in cash as of the first business day of the calendar year following the date on which the director ceases to be a member of the Board.

Initial Stock Grant. On the date of the first annual meeting of stockholders that is more than six months after a non-employee director’s initial election to the Board, the director receives a grant of shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes), pursuant to the Amended and Restated Non-Employee Director Share Incentive Plan (the ‘‘Director Share Plan’’). Effective November 2017, the amount of this initial stock grant is 2,000 shares of Class A Common Stock.

Annual Stock Units Retainer for Board Service. An additional $75,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer, pursuant to the Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. Each stock unit is convertible into one share of Class A Common Stock, and the Class A Common Stock represented by the stock units is distributed to the director on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board.

Annual Stock Options. In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options valued at no more than $100,000 on the date of grant, pursuant to the Non-Employee Director Share Plan. This grant is made on the date of each annual meeting of stockholders. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant. The options vest and are exercisable one year after the date of grant, provided that the director continues to serve as of such date.

Company Products. The Company provides directors with certain Company products from different brands and product categories. The Company believes that providing these products serves a business purpose by expanding the directors’ knowledge of the Company’s business. The Company also provides each non-employee director with the opportunity to purchase up to $1,280 worth of the Company’s products each calendar year (based on suggested retail prices) at no charge; if a director chooses to take advantage of this opportunity and purchase more than $640 worth of the Company’s products, the excess is imputed as taxable income to the director. Non-employee directors may also purchase Company products at a price equal to 50% off the suggested retail price, which is the same discount made available to officers and other employees of the Company.

Reimbursement of Expenses. Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food, and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.